Exhibit 99.1
AVANIR REPORTS SECOND QUARTER FISCAL 2008
FINANCIAL RESULTS
Reaffirms Timeline for Zenvia Clinical Development
ALISO VIEJO, Calif., May 13, 2008 — Avanir Pharmaceuticals (NASDAQ: AVNR) today reported financial results for the three and six months ended March 31, 2008.
For the second quarter of fiscal 2008, Avanir reported a net loss of $5.3 million, or $0.12 per share, compared with a net loss of $10.3 million, or $0.26 per share, for the second quarter of fiscal 2007. Total net revenues for the second quarter of fiscal 2008 were $1.0 million compared with $2.0 million for the second quarter of fiscal 2007. Total operating expenses were $6.0 million in the second quarter of fiscal 2008, compared with $8.1 million in the comparable fiscal 2007 period. In addition, cash used in continuing operations during the second quarter of fiscal 2008 was $4.9 million compared to $4.2 million in the second quarter of fiscal 2007.
For the first six months of fiscal 2008, Avanir reported a net loss of $10.8 million, or $0.25 per share, compared with a net loss of $23.9 million, or $0.65 per share, for the comparable period of fiscal 2007. Total net revenues for the first six months of fiscal 2008 were $3.1 million compared with $4.2 million for the first six months of fiscal 2007. Total operating expenses were $12.5 million in the first six months of fiscal 2008, compared with $22.6 million in the comparable fiscal 2007 period. In addition, cash used in continuing operations during the first six months of fiscal 2008 was $9.0 million compared to $26.7 million in the first six months of fiscal 2007.
“We continue to build momentum with our Zenvia™ clinical development programs,” said Dr. Randall Kaye, Avanir’s Chief Medical Officer. “Since commencing our confirmatory Phase III clinical trial (“STAR” trial) in pseudobulbar affect (PBA) in mid-December, we have made substantial progress in activating study sites and enrolling patients. We are ahead of our enrollment projections for patients in the MS cohort and remain on track for the ALS cohort. In addition, we have informed the FDA of our intent to increase the target patient enrollment of the STAR trial by approximately 10%. This will increase the statistical power of the trial without delaying our expected timing to complete enrollment. Importantly, even with this proposed change, we reaffirm our schedule to deliver top-line data in the second half of calendar 2009. In addition, we have completed dosing of all cohorts in our large formal pharmacokinetic (PK) study in support of the diabetic peripheral neuropathic (DPN) pain program and expect to announce top-line results during the second calendar quarter of 2008. We consider this PK study an important step in identifying an alternative Zenvia formulation for our next Phase III trial in DPN pain and look forward to sharing these important data soon.”
“I am very pleased with the progress we have made over the past several months to accelerate Avanir’s transformation into a specialty pharmaceutical company focused on developing therapies for disorders of the central nervous system (CNS). In addition to making considerable progress with our Zenvia clinical programs, we were also able to strengthen our financial position,” said Keith Katkin, Avanir’s President and CEO. “In early March, we announced the successful out-licensing of our anthrax antibody to a leading public bio-defense company and in early April we were able to raise $40 million with a group of very well respected life sciences investors. This transaction now provides us with the capital necessary to complete the clinical development of Zenvia for the PBA indication in the latter half of 2009 and submit a complete response to the FDA approvable letter for that indication in the first half of 2010.”

RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
Zenvia in PBA
•	Announced that in order to increase the statistical power of the trial and enhance the Zenvia safety database, the Company has informed the FDA of its intent to increase the total planned enrollment in the STAR trial by approximately 10%.

•	Reaffirmed that overall enrollment of PBA patients into the confirmatory Phase III STAR trial is expected to be completed in the first half of calendar year 2009 with top-line data available in the second half of 2009.
Zenvia in DPN Pain
•	Completed dosing of all cohorts in a large, formal PK study. The purpose of the PK study is to assess alternative lower-dose quinidine formulations of Zenvia intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for DPN pain. Avanir expects to release top-line results during the second calendar quarter of 2008.
COMPANY OPERATIONS
•	Raised $40 million in gross proceeds via the sale of common stock and warrants to a select group of institutional investors led by ProQuest Investments and joined by Clarus Ventures, Vivo Ventures, and OrbiMed Advisors.

•	Sold the Company’s portfolio of human monoclonal antibodies against anthrax, including the lead candidate AVP-21D9, to Emergent BioSolutions for approximately $1.75 million in upfront and milestone payments and royalties based on annual net sales.

•	Elected Nicholas J. Simon, Managing Director of Clarus Ventures, to the board of directors as a Class II director with an initial term to expire at the 2009 Annual Meeting of Stockholders.
BALANCE SHEET HIGHLIGHTS
As of March 31, 2008, Avanir had cash and investments in securities totaling $24.3 million, including cash and cash equivalents of $23.4 million and restricted investments in securities of $900,000. Subsequent to the close of the equity transaction, as of May 12, 2008, total cash and cash equivalents and restricted investments in securities totaled $60.4 million.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on AVANIR’s website for 30 days, and a telephone replay will be available through May 18, 2008, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 44842335.

About Zenvia
Zenvia is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of pseudobulbar affect (PBA) and diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about the STAR trial visit http://www.pbatrial.com and for more information about the Agency’s SPA process see http://www.fda.gov/cder/guidance/3764fnl.htm. In April 2007, AVANIR announced successfully meeting all primary endpoints in a Phase III study of Zenvia in DPN pain. The Company is conducting a formal pharmacokinetic (PK) study to assess alternative lower-dose quinidine formulations of Zenvia for DPN pain that are intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication.
About Avanir
Avanir Pharmaceuticals is focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, inflammation, and infectious diseases. Avanir’s lead product candidate, Zenvia, is being developed for the treatment of pseudobulbar affect (PBA) and is the subject of an approvable letter from the FDA for that indication. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. Additionally, in April 2007 Avanir announced meeting all primary endpoints in a Phase III clinical trial with Zenvia in patients with diabetic peripheral neuropathic (DPN) pain. The Company is conducting a formal pharmacokinetic (PK) study to assess alternative lower-dose quinidine formulations of Zenvia for DPN pain that are intended to deliver similar efficacy and improve safety/tolerability versus the formulations previously tested for this indication. Avanir has licensed the MIF inhibitor program to Novartis International Pharmaceuticals Ltd and has sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that any additional Phase III trial for Zenvia will be successful, that any new doses of Zenvia will be safe and effective, or that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication. There can also be no assurance that the proceeds from the recently closed offering will be sufficient to fund our clinical trials to completion as expected or to fund operations through the expected timing of an approval decision from the FDA. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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Avanir Investor Contacts

Eric Benevich
Brenna Mullen
ir@avanir.com
(949) 389-6700